Exhibit 10.10

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (“Agreement”) is entered into between Citi Trends, Inc., a Delaware corporation, including its subsidiaries, affiliates, divisions, successors, and related entities (the “Company”), and Charles D. Crowell, an individual (the “Executive”), effective as of the date signed by Executive below.

WHEREAS, this Agreement is intended to and shall supersede and replace that certain Severance Agreement between the Company and Employee dated as of May 1, 2013 (the “Prior Severance Agreement”).

WHEREAS, the Company and the Executive are also parties to an Employment Non-Compete, Non-Solicit and Confidentiality Agreement (the “Confidentiality Agreement”) and certain restricted stock award and stock option agreements (collectively, the “Equity Agreements”), which are to remain in full force and effect;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.                                      Termination Payments and Benefits.  Regardless of the circumstances of the Executive’s termination, Executive shall be entitled to payment when due of any earned and unpaid base salary, expense reimbursements and vacation days accrued prior to the termination of Executive’s employment, and other unpaid vested amounts or benefits under Company retirement and health benefit plans, and, as applicable, under Equity Agreements in accordance with their terms, and to no other compensation or benefits.

(a)                                 If (i) the Company terminates the Executive’s employment without Cause, or (ii) the Executive terminates employment with the Company within twelve (12) months following the occurrence of a Change in Control, provided that within such period, (a) either Executive’s job duties have been materially and permanently diminished or the Executive’s compensation has been materially decreased and (b) Executive provides written notice to the Company within ninety (90) days of the occurrence of an aforementioned event and the Company fails to cure the event within thirty (30) days following the Company’s receipt of the Executive’s written notice, then, in the case of either (i) or (ii) above, the Company will provide the Executive with separation payments of twelve (12) months base salary at Executive’s base salary rate at the time of Executive’s termination or if greater, the Executive’s base rate in effect on the Change of Control Date; to be paid in twenty-six (26) regular bi-weekly pay periods beginning on the first pay period occurring after the sixtieth (60th) day following the Executive’s termination, provided the Executive executes and does not subsequently revoke the Separation and General Release Agreement referenced below within such sixty (60) day period.

(b)                                 For a period of twelve (12) months from the Executive’s separation from service, the Company will pay to the Executive an amount, minus all applicable taxes and withholdings, equal to the full monthly cost (including any portion of the cost previously paid by the employee) to provide the same level of group health benefits maintained by Executive as of Executive’s separation from service, provided the Executive executes and does not subsequently revoke the Separation and General Release Agreement referenced below within such sixty (60) day period.

(c)                                  For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one of the following events:

(i)                                     the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who is on the date of this Agreement the beneficial owner of 50% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

(ii)                                  individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(iii)                               consummation of a reorganization, merger, consolidation or share exchange or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)                              approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(d)                                 The separation payments and benefits described in Sections 1(a) and 1(b), above, are conditioned upon Executive executing a Separation and General Release Agreement at the time of termination, which releases and waives any and all claims against the Company and its affiliated persons and companies, and is acceptable to the Company.

(e)                                  In all other circumstances of separation, including if the Executive resigns, retires or is terminated for Cause, the Executive shall not be entitled to receive any separation payments or benefits.  For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)                                     commission of an act of fraud or dishonesty, the purpose or effect of which, in the CEO and/or Board’s sole determination, adversely affects the Company;

(ii)                                  conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude (whether by plea of nolo contendere or otherwise);

(iii)                               engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of the Company, the purpose or effect of which, in the CEO and/or Board’s sole determination, adversely affects the Company;

(iv)                              material breach of any of the Executive’s obligations as an employee or  stockholder as set forth in the Company’s Information Security Policies and Code of Business Conduct, the Confidentiality Agreement or any other agreement in effect between the Company and the Executive; provided that, in the event such breach is susceptible to cure, the Executive has been given written notice by the CEO and/or Board of such breach and 30 days from such notice fails to cure the breach; or

(v)                                 failure or refusal to perform any material duty or responsibility under this Agreement or a determination that the Executive has breached his fiduciary obligations to the Company; provided that, in the event such failure, refusal or breach is susceptible to cure, the Executive has been given written notice by the CEO and/or Board of such failure, refusal or breach and 30 days from such notice fails to cure such failure, refusal or breach.

2.                                      Notice.  The Executive will send all communications to the Company in writing, to: Executive Vice President of Human Resources, Citi Trends, Inc., 104 Coleman Blvd., Savannah, Georgia 31408, Fax: (912) 443-3663.  All communications from the Company to the Executive relating to this Agreement shall be sent to the Executive in writing at his office and home address as reflected in the Company’s records.

3.                                      Amendment.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and the Executive.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

4.                                      Choice of Law and Venue.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Georgia (excluding any that mandate the use of another jurisdiction’s laws).  Any action to enforce or for breach of this Agreement shall be brought exclusively in the state or federal courts of the County of Chatham, City of Savannah.

5.                                      Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and Executive’s estate, but the Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which Executive participates.  Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

6.                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

7.                                      Entire Agreement.  This Agreement and the Confidentiality Agreement between the parties constitute the entire agreement between the parties and supersede any and all prior contracts, agreements, or understandings between the parties which may have been entered into by Company and the Executive relating to the subject matter hereof (including, without limitation, the Prior Severance Agreement), except for the Equity Agreements, which are to remain in full force and effect.  This Agreement may not be amended or modified in any manner except by an instrument in writing signed by both the Company and the Executive.  The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  All remedies are cumulative, including the right of either party to seek equitable relief in addition to money damages.

8.                                      Employment At-Will Relationship.  Executive and the Company agree that nothing in this Agreement alters the at-will nature of Executive’s employment relationship with the Company.

9.                                      Internal Revenue Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”) would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  For purposes of Section 409A, each installment payable under Section 1(a) and 1(b) of this Agreement shall be deemed to be a separate payment.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year set forth below.

CITI TRENDS, INC.

By:	/s/ Bruch D. Smith
Name:	Bruce D. Smith
Title:	Chief Executive Officer

Dated:	3/30/2018

/s/ Charles D. Crowell
Employee Name

Dated:	3/30/2018